Exhibit 99.1

FOR IMMEDIATE RELEASE

VAALCO ENERGY PROVIDES ACTIVITIES UPDATE

HOUSTON, TEXAS – July 30, 2012 – VAALCO Energy, Inc. (NYSE: EGY) today provided an update on its recent activities.

New West African Concession:

VAALCO today announced that it recently signed a definitive agreement for the purchase of a working interest in a concession for $10.0 million in a West African country new to the Company. The acquisition, which has been approved by the VAALCO Board of Directors, is expected to close prior to the end of the third quarter of 2012 and is subject to customary closing conditions, including approval of the agreement by the government of the West African country.

Angola:

VAALCO announced that a potential partner has been identified to acquire the available 40% working interest in Block 5, offshore Angola, and the party has been submitted to the Angolan government for approval. VAALCO believes it has drilling opportunities in both the pre-salt and post-salt reservoirs and that it is likely the Company can obtain a drilling rig and drill the first pre-salt exploration well within a reasonable time period upon transfer of the 40% working interest in Block 5 from the Angolan national oil company, Sonangol, to the new partner.

United States:

VAALCO has commenced drilling EPU #133H, the second of three planned 2012 wells on the Poplar Dome unit in Roosevelt County, Montana. The well is being drilled as a horizontal well to be completed in the Middle Bakken formation. This formation was successfully cored in the first vertical exploration well, EPU #120.

EPU #120 was spudded in December 2011 and designed to test multiple formations. While cores indicated the presence of oil in the Bakken/Three Forks formation, commercial quantities of oil were not discovered in the deeper formations. EPU #120 has been logged and temporarily suspended, and may be reentered to horizontally drill the Bakken/Three Forks.

The third well on the Poplar Dome unit is expected to be drilled later in 2012. This well is also anticipated to be a Bakken/Three Forks development well.

VAALCO also expects to drill two wells on its Salt Lake property in Sheridan County, Montana in 2012 utilizing the same drilling rig operating in the Poplar Dome unit. Both wells will be horizontally drilled into the Middle Bakken/Three Forks formation.

Ebouri Field—Offshore Gabon:

VAALCO has elected to shut in two producing wells in the Ebouri field as a precaution after detecting the presence of hydrogen sulfide (H2S) on the Ebouri platform. The contamination is isolated to two wells in the Ebouri field, and the Company continues to maintain production from the entire Etame complex, including one well at Ebouri, at approximately 19,000 barrels per day. Investigations are underway to ascertain the root cause of the H2S and develop a plan to produce the remaining reserves in a timely manner.

VAALCO remains on track to commence its four-well program in the fourth quarter of the year, beginning with a development well in Avouma, two workovers on the Avouma platform to replace electrical submersible pumps and an exploration well in the Ebouri field that has the potential to generate seven million gross barrels in reserves. A decision to drill an optional well on an exploration site will be made following the processing of recently acquired 3-D seismic data. The Company is planning to build two new platforms in the Etame Marin block, one to be located in the Etame field and the second to be located in the Southeast Etame/North Tchibala area. Platform fabrication work is expected to commence in the first quarter of 2013.

Onshore Gabon:

The Company executed a farm-out agreement in August 2010 with Total Gabon on the Mutamba Iroru block located onshore near the coast in central Gabon. The Company and Total Gabon have successfully completed reprocessing of 400 kilometers of 2-D seismic data and recently began reprocessing an additional 417 kilometers of 2-D seismic data. An exploration well is now expected to begin drilling in September of 2012.

A third exploration period extension was signed in April 2012 extending the contract until the end of February 2013.

Conference Call:

As previously announced, VAALCO will hold a conference call to discuss its second quarter 2012 results on Wednesday, August 8, 2012 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties may participate by dialing 1 (800) 230-1093. International parties may dial 1 (612) 288-0337. The confirmation code is 254995. This call will also be webcast on VAALCO’s website at www.vaalco.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than historical fact, included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include prospect evaluations, objectives for future drilling, negotiations with governments and third parties, capital expenditures, timing of the closing of a transaction, future production rates, reserve growth and other operations and activities. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are reasonable. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, general economic conditions, oil and gas prices, lack of availability of goods, services and capital, actions by VAALCO’s venture partners, environmental risks, drilling risks, foreign operational risks, regulatory changes and risk factors contained in VAALCO’s Form 10-K for the year ended December 31, 2011 and other reports filed with the SEC. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on Form 10-K for the year ended December 31, 2011, VAALCO’s quarterly report on Form 10-Q for the quarter ended March 31, 2011 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 300, Houston, Texas 77027, (713) 623-0801. VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities. The Company’s properties and exploration acreage are located primarily in Gabon and Angola, West Africa and the United States.

Investor Contact Gregory R. Hullinger Chief Financial Officer 713-623-0801	Media Contact Tim Lynch/Jed Repko Joele Frank, Wilkinson Brimmer Katcher 212-355-4449